ASSET PURCHASE AGREEMENT FOR BUSINESS

This agreement is made the 13th day of February, 2017 between:

GREENESTONE CLINIC MUSKOKA INC.

(the "**Vendor**")

- and –

CANADIAN ADDICTION RESIDENTIAL TREATMENT LP, by its general partner CANADIAN ADDICTION TREATMENT GP LIMITED

(the "**Purchaser**")

- and –

GREENESTONE HEALTHCARE CORPORATION ("**Greenestone Healthcare**")

- and –

SHAWN LEON, a resident of the Province of Ontario (together with Greenestone Healthcare, the "**Indemnifiers**")

WHEREAS the Vendor is engaged in the business of operating a residential inpatient and outpatient addiction counselling and treatment centre from premises located at the Real Property (the "**Business**");

AND WHEREAS Greenestone Healthcare is an Affiliate of the Vendor and Shawn Leon is an officer of the Vendor;

AND WHEREAS Subject to the terms and conditions hereof, the Purchaser wishes to purchase from the Vendor, and the Vendor wishes to sell to the Purchaser, substantially all of the Vendor's assets used in the Business;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement,

(1) **"2019 Measurement Period"** means the twelve month period ending January 31, 2019;

(2) **"2019 Threshold Amount"** means $1,286,000;

(3) **"Accounting Principles"** means in accordance with GAAP and, to the extent in accordance with GAAP, consistent with Vendor's historical assumptions, practices, policies and methodologies used in the preparation of the Financial Statements;

(4) "**Accrued Obligations**" means obligations relating to the Assumed Liabilities that arise after the Closing Date but which have been accrued or incurred by the Vendor as at Closing;

(5) "**Actions**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;

(6) "**Affiliate**" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person;

(7) "**Agreement**" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;

(8) "**Arbiter**" means Deloitte & Touche LLP ("**Deloitte**"), and if Deloitte refuses or is unable to perform the requested services, the Purchaser and the Vendor shall negotiate in good faith to agree upon a different arbiter.

(9) "**Arm's Length**" has the meaning ascribed thereto in the Tax Act;

(10) "**Assumed Liabilities**" has the meaning attributed to such term in section 4.1.1;

(11) "**Business**" has the meaning attributed to such term in the Recitals;

(12) "**Business Day**" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

(13) "**Cash Consideration**" has the meaning attributed to such term in section 3.1.1;

(14) "**Charge**" means any security interest, lien, charge, pledge, encumbrance, mortgage, right of first refusal, adverse claim or option or title retention agreement of any nature or kind whatsoever;

(15) "**Claim**", "**Notice of Claim**", "**Original Claim**" and "**Third Party Claim**" have the meanings attributed to such terms respectively in section 8.3;

(16) "**Closing**" has the meaning attributed to such term in section 3.9;

(17) "**Closing Date**" has the meaning attributed to such term in section 3.9;

(18) "**Closing Working Capital**" means the Working Capital as of 12:01 a.m. on the Closing Date;

(19) "**Contract**" means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other arrangement or understanding of any kind, whether written or oral, and whether express or implied;

(20) "**control**" means, in respect of any Person, the following:

(a) in the case of any Person that is not a partnership, limited partnership or limited liability company,

(i) holding voting securities or having the power to vote voting securities carrying more than 50% of the votes for the election of directors of such Person; and

(ii) the votes carried by such securities are entitled, if exercised, to elect a majority of the directors of such Person;

(b) in the case of a limited liability company or partnership, other than a limited partnership, holding more than 50% of the interests in the limited liability company or partnership; or

(c) in the case of a limited partnership, the general partner of the limited partnership;

and the words "controlled by", "under common control with", "controlling" and similar words have corresponding meanings; provided that a Person or group of Persons who control a Person shall be deemed to control a Person which is controlled by such Person and so on;

(21) "**Current Assets**" means cash and cash equivalents, accounts receivable, trade accounts, notes, receivables, book debt and all other trade debts due or accruing to the Vendor, inventory and prepaid expenses;

(22) "**Current Liabilities**" means accounts payable and all prepaid amounts for services to be rendered by the Vendor to the patients listed in Schedule 2.1.5;

(23) "**Earn-Out Payment**" has the meaning set forth in Section 3.2.1;

(24) "**Earn-Out Payment Date**" means June 1, 2019;

(25) "**EBITDA**" means earnings before income taxes, depreciation and amortization calculated on a consistent basis with past practice. In the event of, and following, the sale of the Real Property to the Purchaser or an Affiliate thereof, an amount equal to the Minimum Rent (as set out in the Premises Lease) shall be included as an expense in the calculation of EBITDA and no other amounts for the lease of the Real Property shall be included;

(26) "**Employee Plans**" means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings, other than Statutory Plans, with respect to some or all of the current or former directors, officers, employees and/or, consultants, independent contractors or agents of the Vendor to which the Vendor is party to or bound by or to which the Vendor has an obligation to contribute which provide for or relate to:

(a) bonus, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option purchase, share appreciation rights, phantom stock, severance or termination pay, vacation or vacation pay, sick pay, employee loans, or any other compensation in addition to salary;

(b) retirement or retirement savings, including, without limitation, registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans and retirement compensation arrangements; or

(c) insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short term disability, long term disability and workers compensation), hospitalization, health, welfare, legal costs or expenses, medical or dental treatments or expenses, life insurance, accident, death or survivor's benefits, supplementary employment insurance, day care, tuition or professional commitments or expenses or similar employment benefits;

(27) "**Encumbrance**" means any security interest, lien, charge, pledge, encumbrance, mortgage, easement, right of way, right of first refusal, option, encroachment, restrictive covenant, building or use restriction, adverse claim or title retention agreement of any nature or kind whatsoever;

(28) "**Environmental Law**" means any Laws relating to the protection of the environment or occupational health and safety, including any Laws relating to the production, use, release, storage or disposal of Hazardous Substances;

(29) "**Escrow Agent**" means SimpsonWigle LAW LLP;

(30) "**Escrow Agreement**" means that certain Escrow Agreement by and among the Purchaser, the Vendor and the Escrow Agent;

(31) "**Excluded Assets**" has the meaning attributed to such term in section 2.2;

(32) "**Excluded Liabilities**" means:

(a) any liability based upon, arising under or with respect to (i) any Assumed Contract that: (A) subject to Section 1.7 of the Agreement, was not capable of being assigned to Purchaser as of the Closing until such time as such Assumed Contract has effectively been assigned to Purchaser; or (B) is required by the terms thereof to be discharged prior to or as a result of the consummation of the Closing; (ii) a breach or default by the Vendor prior to or as a result of the consummation of the Closing (including any event occurring at or prior to or as a result of the consummation of the Closing that with the giving of notice or lapse of time, or both, would become a breach or default) under any Assumed Contract; or (iii) any Contract of a Vendor Party that is not an Assumed Contract;

(b) any liability based upon, arising out of or with respect to Taxes;

(c) any liability based upon, arising under or with respect to the Excluded Assets or the ownership, operation or use of any of the businesses or assets of any Vendor Party or any of their respective Affiliates, other than the Business and the Purchased Assets, whether before, at or after the Closing;

(d) any liability relating to or arising out of any grievance, complaint, arbitration or other proceeding pursuant to the *Human Rights Code* (Ontario) or the *Employment Standards Act, 2000* (Ontario) made or brought by any Person, which is based upon facts or circumstances in existence prior to the consummation of the Closing other than any liability in respect of Transferred Employees and Medical Consultants for any severance payments, damages for wrongful dismissal and related costs in respect of any accrued entitlement for any period prior to the Closing Date to the extent such Persons are terminated after the Closing Date; and

(e) any liability based upon, arising out of or with respect to the intercompany liabilities listed on Schedule 5.1.27.

(33) "**Financial Statements**" means the unaudited financial statements of the Vendor for the fiscal year ended December 31, 2016 consisting of a balance sheet and the accompanying statement of profit and loss for such period, and all notes thereto, copy of which are attached as Schedule 1.1(33);

(34) "**General Partner**" means Canadian Addiction Treatment GP Limited, the general partner of the Purchaser;

(35) "**Governmental Entity**" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, minister, governor-in-counsel, cabinet commission, board, bureau, agency, commissioner, tribunal or instrumentality, domestic or foreign, (ii) any self-governed body with authority to

regulate the activities carried out or performed in course of the Business and the conduct of the Vendor and their respective employees, consultants, independent contractors, agents, or delegates, including without limitation the Ontario College of Physicians and Surgeons (or its successor body) and any other college regulating the conduct of health care professionals; (iii) any subdivision or authority of any of the above, (iv) any stock exchange, (v) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority and (vi) any arbitrator or tribunal;

(36) **"GST/HST Legislation"** means the *Excise Tax Act* (Canada);

(37) **"Hardware"** means hardware, mainframes, personal computers, servers, client/server stations, network equipment, routers, semiconductor chips, embedded software, communication lines and other equipment;

(38) **"Hazardous Substance"** means any substance, pollutant, contaminant, waste, material or good defined in or regulated under any Environmental Law;

(39) **"Indemnified Party"** and **"Indemnifying Parties"** have the meanings attributed to such terms respectively in section 8.3;

(40) **"Indemnity Cap"** means an amount equal to 75% of the Purchase Price;

(41) **"Intellectual Property"** means all domestic and foreign (i) trademarks, trademark registrations and trademark applications, trade names, business names, corporate names, certification marks, domain names, website names and addresses, trade dress and logos, and the goodwill associated with each of the foregoing, (ii) patents, patent registrations and patent applications, including any reissues, divisions, continuations, continuations-in-part, renewals or extensions thereof, and industrial designs, design patents, design registrations and design applications (iii) copyrights, copyright registrations and copyright applications, (iv) know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, and other similar property, and includes Software, and all versions thereof, and all related documentation and material related to such Software;

(42) **"Inventory"** has the meaning attributed to such term in section 2.1.4.

(43) **"IT Systems"** means the information and communications technologies used by the Vendor in the operation of the Business, including Hardware, proprietary and third party Software, networks and peripherals;

(44) **"Knowledge of the Vendor"** or **"Vendor's Knowledge"** means the actual knowledge of Shawn Leon or any shareholder, director, officer or member of management of the Vendor or the senior financial officer for the Business, after due and diligent inquiry with respect to the relevant matter, or the knowledge that any of them would have had if they had conducted such due and diligent inquiry with respect to the relevant matter. The due and diligent inquiry of any Person with respect to a matter includes: (i) consulting Persons employed by the Vendor who in the normal scope of their duties ought to reasonably be expected to have knowledge of the matter with respect to which knowledge is asserted, and (ii) taking such other action, if reasonably necessary, to discover the facts with respect to which knowledge is asserted;

(45) **"Laws"** means the common law and any and all applicable (i) laws, constitutions, treaties, statutes, codes and ordinances of any Governmental Entity (ii) orders, decrees, rules, regulations, by-laws, judgments, orders, injunctions and decisions of any Governmental Entity and (iii) policies, guidelines, notices and protocols, to the extent that they have the force of law;

(46) **"Leases"** has the meaning attributed to such term in section 2.1.1;

(47) "**Material Adverse Effect**" means any circumstance, matter, event, change or effect, individually or when taken together with all other circumstances, matters, events, changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that circumstance, matter, event, change or effect that has, or reasonably could be expected to have, a material adverse effect on the Business, prospects, capitalization, assets, liabilities, results of operations or condition (financial or otherwise) of the Vendor other than any circumstance, event, change or effect resulting from or attributable to:

(a) changes in general political, financial or economic conditions or the state of securities markets in general, including any reduction in major market indices;

(b) any change or development resulting from any act of terrorism, sabotage, or outbreak of hostilities or war (or any escalation or worsening thereof) or any natural or man-made disaster;

(c) changes in GAAP or any interpretation thereof; or

(d) the entry into or announcement of this Agreement or any other agreements relating to the Transactions, any action required or permitted by this Agreement or the consummation of the Transactions,

provided that, in the case of clause (a), (b), or (c) of this definition, such event, change, or action does not have a disproportionate effect on the Vendor relative to other entities carrying on businesses in the Province of Ontario which are substantially similar to the Business;

(48) "**Medical Consultants**" means any doctor or other medical professional including any nurse practitioners engaged or used by the Vendor to render health care services relating to providing treatment to patients who are clients of the Business;

(49) "**Non-compete Period**" means the period beginning on the Closing Date and continuing for a period of five (5) years after the Closing Date;

(50) "**Offer Letter**" has the meaning attributed to such term in section 6.1.2;

(51) "**Ordinary Course**" means, with respect to an action taken by a Person, that the action is consistent with the past practices of the Person or is taken in the normal operations of the Person;

(52) "**Payoff Letters**" means payoff letters from creditors of the Vendor whose Charges are to be released and discharged on Closing indicating the amounts required by such creditors to discharge their respective Charges;

(53) "**Permits**" means permits, licences, approvals, consents, authorizations, registrations, certificates or franchises, and other similar documentation and authorizations issued by any Governmental Entity or accreditation body, and applications therefor, including, without limitation which are required, or which a Person is required to have, to own the Purchased Assets or any of them, to provide services on behalf of the Vendor or in connection with the Business as presently conducted or to carry on the Business as presently conducted;

(54) "**Permitted Encumbrances**" means in respect of real property interests:

(a) the reservations, limitations, provisos and conditions expressed in the original grant from the Crown (providing the same have been complied with) and any statutory exceptions to title;

(b) easements, servitudes party wall agreements, rights of way and other similar rights and agreements (including, without limiting the generality of the foregoing easements, rights of

way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) which do not materially impair the use of the premises subject to the Leases for the purpose for which it is used or result in a material diminution of the premises subject to the Leases;

(c) defects or irregularities in title which are of a minor nature and do not in the aggregate materially adversely impair the use of the premises subject to the Leases for the purpose for which it is used or result in a material diminution of the premises subject to the Leases;

(d) zoning and building by-laws and ordinances, municipal by-laws and regulations, development agreements and restrictive covenants which do not and will not materially adversely affect or impair the use of the premises subject to the Leases for the purpose for which it is used or result in a material diminution of the premises subject to the Leases; and

(e) Encumbrances registered on title as of the date hereof to the real property subject to the Leases;

(55) "**Person**" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator, estate trustee or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(56) "**Premises Lease**" means the net net net Lease dated February 13th, 2017 between Cranberry Cove Holdings Ltd. ("**CCHC**") and the Purchaser;

(57) "**Purchase Price**" has the meaning attributed to such term in section 3.1;

(58) "**Purchased Assets**" has the meaning attributed to such term in section 2.1;

(59) "**Purchaser Indemnified Parties**" means the Purchaser, their partners and their respective Affiliates, officers, directors, members, managers, employees, agents and representatives, and the heirs, executors, estate trustees, successors and assigns of any of the foregoing;

(60) "**Purchaser's Counsel**" means the firm of SimpsonWigle LAW LLP or such other counsel as the Purchaser may appoint with respect to this Agreement and the matters contemplated hereby;

(61) "**Real Property**" means the lands and buildings known municipally as 3571 Muskoka District Road, Highway 169, Muskoka Lakes (Bala), Ontario;

(62) "**Representatives**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person;

(63) "**Restricted Business**" means the business of an inpatient and outpatient addiction counselling and treatment centre and, for greater certainty, does not include owning the Real Property which may be used in the business of an inpatient and outpatient addiction counselling and treatment centre;

(64) "**Shrinkwrap Software**" means software that is generally commercially available (i) through or in consumer retail stores; (ii) from the software licensors or their distributors, sales agents, representatives or other Persons, including value added and other resellers or original equipment manufacturers, or (iii) from the Internet pursuant to "click-through" licenses;

(65) "**Software**" means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, development tools, and other instructions or sets of instructions for Hardware or Software to follow, including SQL and other query languages, hypertext markup language ("html"), wireless markup language, xml and other computer markup languages, in object, source or other code but does not include Shrinkwrap Software;

(66) "**Statutory Plans**" means a statutory benefit plan which the Vendor is required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

(67) "**Supply Services Agreement**" means an agreement between the Vendor and Purchaser wherein the Vendor shall provide transitional services for a period of ninety (90) days from the Closing Date for financial accounting, bookkeeping, payroll and human resources at a cost to be agreed to by the Parties;

(68) "**Target Working Capital**" means $0.00;

(69) "**Tax Act**" means the *Income Tax Act* (Canada) and the regulations thereunder, as amended from time to time;

(70) "**Tax Reassessment Period**" has the meaning attributed to such term in section 5.4.1.2;

(71) "**Taxes**" means all taxes, duties, fees, excises, premiums, imposts, levies, assessments, reassessments and other charges of any kind whatsoever together with all related penalties, interest and fines, payable to any Governmental Entity having jurisdiction in the relevant circumstances;

(72) "**Territory**" means the country of Canada;

(73) "**Threshold**" has the meaning attributed to such term in section 8.5.2;

(74) "**Time of Closing**" means 10:00 a.m., Toronto time, on the Closing Date or such other time on the Closing Date as may be agreed upon in writing by the parties;

(75) "**Transaction Documents**" means the documents required to be entered into pursuant to this Agreement;

(76) "**Transactions**" means the transactions contemplated by this Agreement;

(77) "**Transferred Employees**" means each employee of the Vendor who accepts an Offer Letter;

(78) "**Vendor Indemnified Parties**" means the Vendor and its Affiliates, the other Vendor Parties and their respective officers, directors, managers, members, employees, agents and representatives and the heirs, executors, estate trustees, successors and assigns of any of the foregoing;

(79) "**Vendor Indemnitors**" has the meaning attributed to such term in section 8.1;

(80) "**Vendor Party Non-Arm's Length Person**" has the meaning attributed to such term in section 5.1.27;

(81) "**Vendor Parties**" means the Vendor and the Indemnifier;

(82) "**Vendor**" has the meaning attributed to such term in the preamble to this Agreement; and

(83) "**Vendor's Counsel**" means Dickinson Wright, or such other counsel as the Vendor may appoint with respect to this Agreement and the matters contemplated hereby; and

(84) "Working Capital" means the total Current Assets of the Vendor included in the Purchased Assets, minus the total Current Liabilities of the Vendor included in the Assumed Liabilities.

1.2 Schedules

The following are the schedules attached to this Agreement:

Schedule 1.1(31)	-	Financial Statements
Schedule 2.1.1	-	Leases for Real Property
Schedule 2.1.2	-	Equipment and Leasehold Improvements, etc.
Schedule 2.1.5	-	Assumed Contracts
Schedule 2.1.6	-	Accounts Receivable
Schedule 3.5	-	Allocation of Purchase Price for Tax Purposes
Schedule 4.1.1.4	-	Accounts Payable
Schedule 5.1.4	-	Charges
Schedule 5.1.6	-	Approvals and Consents
Schedule 5.1.9	-	Undisclosed Liabilities
Schedule 5.1.10	-	Absence of Unusual Transactions
Schedule 5.1.11	-	Material Contracts
Schedule 5.1.12	-	Employment Matters
Schedule 5.1.19	-	Intellectual Property
Schedule 5.1.20	-	Permits
Schedule 5.1.21	-	Compliance with Laws
Schedule 5.1.22	-	Litigation
Schedule 5.1.27	-	Non-Arm's Length Transactions
Schedule 5.1.28	-	GST/HST Registration
Schedule 5.1.30	-	Software Licences
Schedule 5.1.31	-	Taxes
Schedule 5.1.32	-	Condition of Real Property

1.3 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4 Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.5 Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.6 Generally Accepted Accounting Principles

In this Agreement, except to the extent otherwise expressly provided, references to "generally accepted accounting principles" and "GAAP" means the accounting principles prescribed, recommended or promulgated from time to time by the Chartered Professional Accountants of Canada as contained in the CPA Canada Handbook that are applicable for an entity that prepares financial statements with Canadian accounting standards for private enterprises.

1.7 Legislation

Unless otherwise stated in this Agreement, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder.

1.8 Contract

References to any agreement, plan, contract or any other written instrument or document (including, without limitation, this Agreement) means such agreement or instrument in writing as amended, modified, replaced, restated or supplemented from time to time.

1.9 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.10 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of the Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated herein.

1.11 Schedules

The Schedules to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein. The disclosures in the Schedules do not constitute or imply, and will not be construed as any new representation warranty, covenant or agreement which is not expressly set out in this Agreement. Disclosure of any matter in any Schedule shall be deemed to apply only to the section of this Agreement to which it corresponds in number.

1.12 Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

1.13 Errors, Omissions

Notwithstanding the due execution and delivery of this Agreement as at the date hereof, the parties covenant and agree to correct any inconsequential drafting errors, omissions or inconsistencies contained in this Agreement if considered necessary by the parties, acting jointly. The parties hereby authorize and direct their respective solicitors to "slip sheet" any pages corrections to the Agreement made in accordance with the terms of this section 1.13, all of which without affecting the validity, formality and due execution and delivery of this Agreement as of the date hereof.

1.14 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be construed and treated in all respects as an Ontario contract.

ARTICLE 2
PURCHASED ASSETS

2.1 Agreement to Purchase and Sell Purchased Assets

Subject to the terms of this Agreement, the Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases, as a going concern with all related goodwill, all the property, assets and rights, other than the Excluded Assets, used in carrying on the Business (collectively, the "**Purchased Assets**"). The Purchased Assets shall include, without limitation, the following assets used in connection with the Business:

2.1.1 the Vendor's interest in the leases and licenses of the premises described in Schedule 2.1.1, including all amendments, extensions and additions thereto, all benefits, rights and options pursuant to such leases and licenses and all leasehold improvements forming part thereof (the "**Leases**");

2.1.2 all tangible personal property, computers and software, machinery, equipment (including all trucks, cars and other vehicles), parts, tools, office equipment, medical equipment, furniture, furnishings, leasehold improvements and fixtures, kitchen equipment, small wares, and accessories owned by the Vendor whether located on the leased premises of the Vendor or elsewhere and set out in Schedule 2.1.2;

2.1.3 the full benefit of all deposits, prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and fees (including any such item relating to the payment of taxes but specifically excluding refundable taxes as set forth in section 2.2.6);

2.1.4 all inventory, raw materials, packaging, supplies and other inventories used in the Business ("**Inventory**");

2.1.5 all right, title and interest of the Vendor in all Contracts listed in Schedule 2.1.5, and the obligations of which have been assumed by the Purchaser pursuant to section 4.1.1, including those listed in Schedule 2.1.1, and Schedule 5.1.30 (collectively, the "**Assumed Contracts**") (to the extent that the Assumed Contracts are assignable or transferable and subject to the obtaining of any necessary consents to such assignment or transfer with the reasonable cooperation of the Vendor);

2.1.6 all accounts receivable, trade accounts, notes, receivables, book debt and all other trade debts due or accruing to the Vendor (collectively, the "**A/R**"), and to the extent that any trade debts

relating to the Business are due or accruing to the Vendor, any such trade debts due or accruing to the Vendor, and the full benefit of all security therefor set out in Schedule 2.1.6;

2.1.7 the full benefit of all the Permits (to the extent that the Permits are assignable or transferable and subject to the obtaining of any necessary consents to such assignment or transfer with the reasonable cooperation of the Vendor);

2.1.8 all rights to any actions of any nature available to or being pursued to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

2.1.9 all right, title and interest to all Intellectual Property to the extent used or may be used, in whole or in part, in connection with the Business, including the Intellectual Property listed in Schedule 5.1.19 and Schedule 5.1.30 (to the extent that the Intellectual Property is assignable or transferable and subject to the obtaining of any necessary consents to such assignment or transfer with the reasonable cooperation of the Vendor);

2.1.10 the goodwill associated with the Business together with the exclusive right to represent the Purchaser as carrying on the Business as successor to the Vendor and all of the rights of the Vendor to use the names "Greenestone Muskoka," "Greenestone" or any variation thereof;

2.1.11 all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

2.1.12 to the extent that they are in the possession or control of the Vendor Parties, originals or copies of all business and financial records (whether or not recorded on computer), including all patient lists (to the extent permitted under applicable Laws) and lists of suppliers, all surveys, machinery and equipment maintenance files, customer purchasing histories (to the extent permitted under applicable Laws), price lists, distribution lists, quality control records and procedures, customer complaints and inquiry files, records and data (including all correspondences with any Governmental Entity), strategic plans and all operating manuals, engineering standards and specifications and other information used or required to effectively conduct the Business or operate the Purchased Assets or any of them, provided that any disclosure of information relating to customers shall be subject to compliance with applicable Laws, but for greater certainty excluded Tax returns and any records relating to Taxes that are not required to conduct the Business;

2.1.13 subject to the privacy Law, all employment records of the Transferred Employees;

2.1.14 all advertising, marketing, promotion materials used in or otherwise associated with the Business; and

2.1.15 all telephone numbers, email addresses and internet domain and IP addresses used in the Business.

2.2 Excluded Assets

The Purchased Assets shall not include the following assets:

2.2.1 cash, cash equivalents and marketable securities (but for greater certainty, Excluded Assets shall not include deposits as set out in section 2.1.3);

2.2.2 debts due to the Vendor from any shareholder, director, officer or employee of the Vendor or their Affiliates;

2.2.3 any existing Contracts or agreements with any Medical Consultants;

2.2.4 ownership and other rights with respect to the Employee Plans;

2.2.5 the corporate seals, organizational documents, minute books, share registers, tax returns, books of account or other records having to do with the corporate organization of the Vendor;

2.2.6 any refundable taxes previously paid by the Vendor (including any taxes paid under the GST/HST Legislation) and any claim or right of the Vendor to any refund of Taxes;

2.2.7 any Contract creating an obligation of the Vendor for borrowed money;

2.2.8 any insurance policies maintained by the Vendor; and

2.2.9 the unwritten lease between the Vendor and 1816191 Ontario Limited in respect of the premises located at 5734 Yonge Street, Unit 300, North York, Ontario,

which assets are referred to in this Agreement as "**Excluded Assets.**".

ARTICLE 3
PURCHASE PRICE AND RELATED MATTERS

3.1 Purchase Price

3.1.1 The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets inclusive of HST (the "**Purchase Price**"), as adjusted pursuant to section 3.3, shall be an amount equal to:

(a) $8,500,000.00 (such sum, the "**Cash Consideration**");

(b) plus $1,500,000.00 (such sum, the "**Indemnification Escrow Amount**");

(c) plus the amount of the Accrued Obligations assumed by Purchaser as provided in section 4.1.1;

(d) plus the Earn-Out Payment (as defined in Section 3.2.1).

3.2 Potential Earn-Out Payment

3.2.1 Earn-Out Payment. If the EBITDA of the Business during the 2019 Measurement Period is equal to or exceeds the 2019 Threshold Amount, then the Purchaser shall pay to the Vendor the amount which is equal to $3.50 for every $1.00 by which such EBITDA is in excess of the 2019 Threshold Amount to a maximum of $3,000,000.00 (the "**Earn-Out Payment**"). The Earn-Out Payment, if any, will be paid by the Purchaser to the Vendor by wire transfer of immediately available funds within 3 Business Days following the final determination of the Earn-Out Payment under this section.

3.2.2 Delivery of Financial Documents. Within ninety days after the end of the 2019 Measurement Period, the Purchaser shall (i) prepare or cause to be prepared a statement (an "**EBITDA Statement**") setting forth the EBITDA during the 2019 Measurement Period and the

estimated Earn-Out Payment and (ii) deliver such EBITDA Statement to the Vendor. Following receipt by the Vendor of such EBITDA Statement, the Purchaser shall permit the Vendor and its representatives to have reasonable access during normal business hours to the books, records and other documents of the Purchaser to the extent pertaining to or used in connection with preparation of such EBITDA Statement and shall provide the Vendor (as, and to the extent, reasonably requested by the Vendor) with copies thereof; provided, however, (A) such access shall not unreasonably disrupt the normal operations of the Purchaser and (B) any such access shall be conducted at the sole expense of the Vendor. The Vendor and its accountants may make reasonable inquiries of the Purchaser and its employees, accountants and representatives regarding questions concerning such EBITDA Statement arising in the course of their review thereof, and the Purchaser shall use its commercially reasonable efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries.

3.2.3 Promptly following receipt of the EBITDA Statement, the Vendor shall review same and, within thirty days after the date of such receipt, may deliver to the Purchaser in writing its objections, if any, to the determinations set forth in such EBITDA Statement; provided that such written notice of objection shall specify in reasonable detail the dollar amount of any disagreement so asserted and the basis therefor and shall be delivered only if (and to the extent that) the Vendor reasonably and in good faith determines that either the EBITDA or the estimated Earn-Out Payment set forth on such EBITDA Statement has not been determined in accordance with the procedures set forth in this Agreement and the definitions herein. If the Vendor does not so object within such thirty-day period, the determinations set forth in such EBITDA Statement shall be final and binding on the parties hereto.

3.2.4 If the Vendor objects to any determination in the EBITDA Statement, then the Purchaser and the Vendor shall negotiate in good faith to resolve by written agreement (the "Agreed Adjustments") any differences as to the determinations set forth in such EBITDA Statement and, if the Purchaser and the Vendor so resolve any such differences, the determinations set forth in such EBITDA Statement, as adjusted by the Agreed Adjustments, shall be final and binding on the parties hereto and will constitute the applicable EBITDA Statement for all purposes of this Section.

3.2.5 If any objections timely raised by the Vendor are not resolved by Agreed Adjustments within the fifteen-day period following receipt of the Vendor's objections pursuant to section 3.2.3, then the Purchaser and the Vendor shall submit any such objections that are unresolved to the Arbiter, and the Purchaser and the Vendor and their respective agents shall cooperate with the Arbiter during its engagement. The Arbiter shall only decide the specific items under dispute by the parties after giving effect to the Agreed Adjustments (the "Disputed Items") and shall do so solely in accordance with the terms of this Agreement and the *Arbitration Act, 1991* (Ontario). In resolving any Disputed Item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Arbiter's determination shall be based solely on presentations by the Purchaser and the Vendor (i.e., not based on the Arbiter's independent review) and on the definitions and other terms included herein. The Arbiter's resolution of such objections shall be final and binding on the parties hereto and will constitute the applicable EBITDA Statement for all purposes of this Section.

3.2.6 The fees and expenses of the Arbiter shall be borne by (i) the Vendor in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by the Vendor (as finally determined by the Arbiter) bears to the aggregate dollar amount of such submitted Disputed Items and (ii) the Purchaser in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully

disputed by the Vendor (as finally determined by the Arbiter) bears to the aggregate dollar amount of such submitted Disputed Items. The Purchaser and the Vendor hereby agree to execute, if requested by the Arbiter, a reasonable engagement letter, including customary indemnification provisions in favor of the Arbiter.

3.2.7 The Vendor hereby acknowledges and agrees that the Vendor's right to receive any potential Earn-Out Payment (i) is solely an unsecured contractual right, (ii) will not be represented by any form of certificate or instrument, (iii) does not give the Vendor any distribution rights, voting rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, and (iv) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a "**Transfer**"), except by operation of law or pursuant to the laws of descent and distribution (and any Transfer in violation of this Section 3.2.7 shall be null and void *ab initio*). the Vendor hereby acknowledges and agrees that, from and after the Closing, control of all key business decisions of the Purchaser and the Business (including any and all decisions relating to any acquisitions, dispositions, purchases or sales of assets and the timing thereof, capital expenditures and the timing thereof, opening new or closing existing offices, or other facilities, developing new businesses or divisions, service offerings and pricing, employee hiring and retention, subcontracting authority and facilities management) shall be conducted in accordance with the directions of the board of directors of the Purchaser and that the Purchaser may operate the Business in the manner it deems appropriate in its sole discretion, regardless of the impact on any potential Earn-Out Payment.

Notwithstanding anything to the contrary in this Agreement, unless the Vendor elects in writing otherwise, if the Purchaser ceases to carry on business (other than by the sale of assets) (a "**Default Event**"), then the date referenced in the definition of "2019 Measurement Period" shall be amended from January 31, 2019 to the date immediately prior to the date on which the Default Event occurs.

3.3 Working Capital Adjustments

3.3.1 The Purchase Price shall be adjusted as follows:

(i) if the Closing Working Capital is more than the Target Working Capital, the Purchase Price shall be adjusted upwards by an amount equal to the difference between the Closing Working Capital and the Target Working Capital;

(ii) if the Closing Working Capital is less than the Target Working Capital, the Purchase Price shall be adjusted downwards by an amount equal to the difference between the Closing Working Capital and the Target Working Capital; and

(iii) downwards at a rate of $783.00 per "Day o/s" (credited days) listed in Schedule 5.1.9 (collectively, the "**Outstanding Credits**") that are used by the applicable former patient prior to the one year anniversary of the "D/C Date" in respect of such former patient listed on Schedule 5.1.9. For the sake of clarity, $783 per day is the average "rack" rate based on 30 and 45 days stays.

3.3.2 Within 60 days after the Closing Date, the Purchaser shall prepare and deliver to the Vendor a written statement (the "**Purchaser Statement**") setting forth in reasonable detail the Purchaser's calculations of the Working Capital on Closing and the computations used in connection therewith. After receipt of the Purchaser Statement, the Vendor shall have ten (10) Business Days (the "**Review Period**") to review the Purchaser Statement. During the Review Period, the Vendor and the Vendor's advisors shall have full access to the books and records of the

Purchaser, the personnel of, and work papers prepared by, Purchaser, its personnel and/or advisors, to the extent that they relate to the Purchaser Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Purchaser Statement as the Vendor may reasonably request for the purpose of reviewing the Purchaser Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.

3.3.3 On or before the last day of the Review Period, the Vendor may object to the Purchaser Statement by delivering to the Purchaser a written statement setting forth the Vendor's objections in reasonable detail, indicating each disputed item or amount and the basis for the Vendor's disagreement therewith (the "**Statement of Objections**"). If the Vendor fails to deliver the Statement of Objections before the expiration of the Review Period, the Purchaser Statement shall be deemed to have been accepted by the Vendor. If the Vendor delivers the Statement of Objections before the expiration of the Review Period, the Purchaser and the Vendor shall negotiate to resolve such objections within 3 days after the delivery of the Statement of Objections (the "**Resolution Period**"), and, if the same are so resolved within the Resolution Period, the Purchaser Statement with such changes as may have been previously agreed in writing by the Purchaser and the Vendor, shall be final and binding.

3.3.4 If the Vendor and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the "**Disputed Amounts**", and any amounts not so disputed, the "**Undisputed Amounts**") shall be submitted for resolution to the Arbiter who, acting as an expert and not as an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Purchaser Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Arbiter shall only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Purchaser Statement and the Statement of Objections, respectively.

3.3.5 The Arbiter shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement. The fees and expenses of the Arbiter shall be paid by the Vendor, on the one hand, and by the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Vendor or the Purchaser, respectively, bears to the aggregate amount actually contested by the Vendor and the Purchaser.

3.3.6 Payments in respect of section 3.3(i) or 3.3(ii) shall be made by the applicable party within ten (10) Business Days of: (x) acceptance of the applicable Purchaser Statement, or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in Section 3.3.4. Payments in respect of section 3.3(iii), if applicable, shall be made by the Vendor to the Purchaser by a release of the appropriate amount from the Indemnification Escrow Amount.

3.4 Adjustments for Tax Purposes

Any payments made pursuant to section 3.3 or Article 8 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by Law.

3.5 Allocation of Purchase Price for Tax Purposes

The Purchaser and the Vendor, in filing their respective tax returns, shall use the allocations of the Purchase Price, as adjusted, set forth in Schedule 3.5. For greater certainty, no portion of the Purchase Price shall be allocated to the covenants of the Vendor or its Affiliates under Section 6.8.

3.6 GST/HST Legislation Election

The Purchaser and the Vendor acknowledge and agree that the Purchaser is acquiring ownership, possession, and use of substantially all of the assets reasonably necessary for the Purchaser to carry on the Business and that the sale and purchase of the Purchased Assets shall be completed on the basis that no GST/HST will be payable by the Purchaser in respect of the sale and purchase of the Purchased Assets. The Purchaser and the Vendor shall jointly elect under subsection 167(1) of the GST/HST Legislation in the form and within the time period prescribed therefor in respect of the sale and transfer of the Purchased Assets hereunder, and the Purchaser shall file such election with the Canada Revenue Agency, and provide the Vendor with proof of receipt by the Canada Revenue Agency of the receipt of such election.

3.7 Transfer Taxes

The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any retail sales taxes and land transfer taxes) and all other taxes, duties, fees, or other like charges (other than any taxes payable on Vendor's net income, profits or gains, or similar taxes) of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser.

3.8 Other Tax Act Elections

3.8.1 The Purchaser and the Vendor agree to elect jointly in the prescribed form under section 22 of the Tax Act as to the sale of the A/R and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Schedule 3.5 as the consideration paid by the Purchaser therefor.

3.8.2 The Purchaser and the Vendor agree to elect jointly under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act, in the prescribed form and within the time period permitted under the Tax Act, with respect to the assumption of future obligations to deliver goods and render services and to designate in such election an amount equal to the portion of the Purchase Price allocated pursuant to Schedule 3.5 as the cost of the Purchaser assuming the Vendor's future obligations to provide goods and services.

3.8.3 The Purchaser and the Vendor Parties agree, as applicable, to jointly elect pursuant subsection 56.4(7) of the Tax Act (and any similar provision under any applicable provincial legislation), and to file the prescribed form within the prescribed time provided for in the Tax Act.

3.8.4 The parties shall file such election forms described in this Section 3.8, together with any documentation necessary or desirable to give effect to such election, with the Canada Revenue Agency within the prescribed time limits.

3.9 Closing

Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Assets contemplated hereby shall take place at a closing (the "**Closing**") to be held at the Time of Closing on February 13th, 2017 (the "**Closing Date**"). The Closing shall take place at the offices of SimpsonWigle LAW LLP, 1 Hunter Street East, Hamilton, Ontario L8N 3W1 or at such other time or on such other date or at such other place as the Vendor and the Purchaser may mutually agree upon in writing.

3.10 Third Party Consents

To the extent that any of the Vendor's rights under any Assumed Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the Purchaser without the

consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Vendor, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, the Vendor, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Purchaser's agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Notwithstanding any provision in this section 3.10 to the contrary, Purchaser shall not be deemed to have waived their rights under section 7.1.2 unless and until Purchaser either provide written waiver thereof or elect to proceed to consummate the Transactions at Closing.

ARTICLE 4
ASSUMPTION OF LIABILITIES

4.1 Assumed Liabilities

4.1.1 Subject to the terms and conditions set forth herein, the Purchaser shall assume as from and after the Time of Closing and shall pay, discharge and perform, as the case may be, from and after the Time of Closing the following liabilities and obligations of the Vendor (collectively, the "**Assumed Liabilities**"), and no other liabilities:

4.1.1.1 all obligations to be performed by the Vendor from and after the Time of Closing under the Assumed Contracts (including, without limitation, the fee schedule agreements listed in Schedule 2.1.5) which by the terms and conditions thereof are to be observed, paid, discharged or performed at any time from or after the Time of Closing, other than any contracts and related obligations which constitute Excluded Assets, Excluded Liabilities or relate to any failure to perform, improper performance, breach, default or violation under any of the Assumed Contracts by the Vendor prior to the Time of Closing;

4.1.1.2 the Permits duly assigned to the Purchaser or an Affiliate;

4.1.1.3 the liabilities of the Vendor incurred in the Ordinary Course and existing after the Closing Time on the Closing Date (including, without limitation, the performance of services for patients of the Business and the obligation to provide services to the former patients of the business listed in Schedule 5.1.9 for the number of days outstanding in such Schedule);

4.1.1.4 all trade accounts payable of the Vendor, which are listed in the attached Schedule 4.1.1.4; and

4.1.1.5 all liabilities, obligations and commitments to the Transferred Employees and Medical Consultants expressly assumed by the Purchaser pursuant to Section 6.2.

All liabilities of the Vendor, whether or not incurred in connection with the Business, that are not specifically listed as Assumed Liabilities in sections 4.1.1.1 are to be retained by the Vendor.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1 By the Vendor Parties

The Vendor Parties jointly and severally hereby represent and warrant to the Purchaser as follows and acknowledges that the Purchaser are relying upon the following representations and warranties in connection with its purchase of the Purchased Assets and assumption of the Assumed Liabilities and that such reliance shall not be construed to be lessened or mitigated by any due diligence investigating conducted by or on behalf of the Purchaser:

5.1.1 **Organization.** The Vendor is duly incorporated, organized and validly existing under the laws of the Province of Ontario. The Vendor is duly registered, licensed or otherwise qualified to carry on business and are in good standing in the Province of Ontario, which is the only jurisdiction, in which the nature of the Business or the Purchased Assets or any of them makes such registration, license or qualification necessary. No proceedings have been taken or authorized by the Vendor or, to the Knowledge of the Vendor, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor.

5.1.2 **Corporate Power of Vendor and Due Authorization.** The Vendor has the power and capacity to enter into, and to perform its obligations under this Agreement. Each of this Agreement and each of the agreements, contracts and instruments required by this Agreement to be delivered by the Vendor at Closing have been or will be duly authorized or ratified and confirmed prior to Closing. This Agreement has been duly executed and delivered by the Vendor Parties and is a valid and binding obligation of the Vendor Parties, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except remedies may be granted only in the discretion of a court of competent jurisdiction.

5.1.3 **No Rights to Acquire Purchased Assets.** There are no agreements, options or other rights pursuant to which the Vendor is, or may become, obligated to sell, lease or rent any of the Purchased Assets.

5.1.4 **Right to Sell, and Title to, Purchased Assets.** Subject to the Permitted Encumbrances, the Vendor is the absolute beneficial and registered owner of all the Purchased Assets, with good and marketable title thereto, free of all Charges except as set out in Schedule 5.1.4. Subject to the approvals and consents set out in Schedule 5.1.6, the Vendor has the exclusive right to possess, use, occupy, assign and dispose of all of the Purchased Assets. At the Time of Closing, the Vendor will have the full legal right, power and authority to sell, assign and transfer all of the Purchased Assets to the Purchaser.

5.1.5 **No Contravention.** Other than as set forth in Schedule 5.1.6, none of the entering into of this Agreement, the sale of the Purchased Assets or the performance by the Vendor of any of their other respective obligations under this Agreement to effect the Transactions contemplated herein will contravene, breach or result in any default under or accelerate any payment obligation or right under the articles, by-laws, constating documents or other organizational documents of the Vendor or under any Charge, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which the Vendor Parties are a party or which is applicable to the Vendor Parties, the Business or the Purchased Assets.

5.1.6 **Approvals and Consents.** Except as set out in Schedule 5.1.6, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity or Person is required in

connection with the execution, delivery or performance of this Agreement by the Vendor or the sale of any of the Purchased Assets hereunder.

5.1.7 **Financial Statements.** The Financial Statements have been prepared in accordance with generally accepted accounting principles (subject to usual year-end adjustments) consistently applied throughout the periods indicated and fairly, completely and accurately present the financial position of the Vendor and the results of the Vendor's operations as of the dates and throughout the periods indicated subject to the qualifications and exceptions stated therein. The Vendor maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

5.1.8 **Inventory.** All Inventory, whether or not reflected in the balance sheet of the Financial Statements, consists of a quality and quantity usable in the Ordinary Course of business consistent with past practice, except for obsolete, damages, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Vendor free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Vendor.

5.1.9 **Undisclosed Liabilities.** The Vendor has no liabilities (whether accrued, absolute, contingent, known or unknown or otherwise) with respect to the Business, except: (i) those which are adequately reflected or reserved in the balance sheets forming part of the Financial Statements, (ii) those which have been incurred in the Ordinary Course since December 31, 2016 and which are not, individually or in the aggregate, material in amount, and (iii) those listed in Schedule 5.1.9.

5.1.10 **Absence of Unusual Transactions and Events.** Except as set out in Schedule 5.1.10, the Vendor has conducted the Business in the Ordinary Course or as contemplated by this Agreement and, without limiting the generality of the foregoing, have not since September 30, 2016:

5.1.10.1 sold or otherwise disposed of any of the assets of the kind comprising Purchased Assets or cancelled any debts or claims comprising part of the Purchased Assets except in the Ordinary Course and which are not, individually or in the aggregate, material in amount, or as contemplated by this Agreement;

5.1.10.2 created any Charge on any of the Purchased Assets or suffered or permitted any such Charge that has arisen on the Purchased Assets since that date to remain, other than in the Ordinary Course and other than Permitted Encumbrances;

5.1.10.3 paid any material obligation or liability other than in the Ordinary Course;

5.1.10.4 made or suffered any change or changes in the Business or in its financial condition, assets, liabilities or operations which does or could, singly or in the aggregate, have a Material Adverse Effect on the Business;

5.1.10.5 adopted any plan of merger, consolidation, reorganization, liquidation or dissolution of filing of a petition in bankruptcy or consent to the filing of any bankruptcy petition against it under any similar Law;

5.1.10.6 purchased, leased or acquired the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $15,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course;

5.1.10.7 made or suffered any damage, destruction, loss, labour dispute or other event (whether or not covered by insurance) involving $25,000 or more in damages, losses, replacement or repair costs;

5.1.10.8 made any material change in its accounting practices or policies or made any material change in the manner of its billings, or the credit terms made available by it, to any of its customers;

5.1.10.9 made any material change in cash management practices and policies, practices and procedures in respect of the Business;

5.1.10.10 (i) made any material increase in the compensation or other benefits payable or to become payable to employees, officers, directors, independent contractors or consultants of the Business or any of them, other than general salary increases made in the Ordinary Course, (ii) changed the terms of employment for any employee of the Business or any termination of any employee with an annual salary greater than $50,000; (iii) took any action to accelerate the vesting or payment of any compensation or benefit for any current of former employee, officer, director, consultant or independent contractor of the Business, or (iv) entered into a collective bargaining agreement;

5.1.10.11 made any significant write-down of the value of the Purchased Assets or any material write-off as uncollectible of the A/R or any portion thereof, other than in the Ordinary Course;

5.1.10.12 made any capital expenditures or commitments relating to the Business or the Purchased Assets in excess of $25,000 in the aggregate;

5.1.10.13 cancelled any debts or claims owing to, or any amendment, termination or waiver of any rights of material value to, the Business, including (A) entered into any other transaction with any directors, officers or employees of the Business or a Person not dealing at Arm's Length with the Vendor Parties except in the Ordinary Course, or (B) any waiver by the Vendor of any amount owed to the Vendor by a Vendor Party or a Person not dealing at Arm's Length with the Vendor;

5.1.10.14 accelerated, terminated, materially modified or cancelled any Assumed Contract or Permit;

5.1.10.15 provided any goods or services for no cost or at a cost less than on Arm's Length terms to a Vendor Party or a Person not dealing at Arm's Length with the Vendor Parties;

5.1.10.16 failed to replenish its inventories and supplies in a usual and customary manner consistent with good business practices prevailing in the substance dependency treatment practice;

5.1.10.17 made any material change to the medical or treatment services or procedures conducted or performed in the course of the Business;

5.1.10.18 made any material changes to the Business's practices in managing personal information collected in the course of operating the Business; or

5.1.10.19 authorized or agreed or otherwise become committed to do any of the foregoing.

5.1.11 **Material Contracts.** Except as set out in Schedule 5.1.11, the Vendor is not a party to or bound by any material Contract relating to the Purchased Assets or Business. The Vendor has performed all of their material obligations required to be performed by it and is entitled to all benefits under, and is not in default or to the Knowledge of the Vendor alleged to be in default in

respect of, or have not been provided with or received any notice of any intention to terminate, any Contract relating to the Business or Purchased Assets to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, to the Knowledge of the Vendor no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing or would cause or permit the acceleration or other changes of any right or obligation of the loss of any benefit thereunder. The Vendor has provided to the Purchaser a true and complete copy of each Contract listed or described on Schedule 5.1.11, and all modifications, extensions and amendments thereto.

5.1.12 **Employment Matters.**

5.1.12.1 Schedule 5.1.12 contains a true, correct and complete list of (i) all of the officers and employees (whether full-time, part-time or otherwise) of the Vendor engaged in the day to day operation of the Business as of the date hereof, specifying their position or title, annual salary and other compensation, hourly wages, date of hire, work location, length of service, employee benefit coverages selected, vacation entitlements, annual bonus and/or commission paid over the last fiscal year, unionization status and their status as active or inactive, and (ii) each of the consultants (including Medical Consultants) and independent contractors who provide services to the Vendor in relation to the Business as of the date hereof, specifying the name of the consultant and independent contractor, specialty, length of time services have been provided, work location (i.e., city where services have been provided) and fees (including any commissions, royalties and bonuses) paid to such consultant and independent contractor for the last fiscal year. The Vendor does not have any other employees, consultants (including Medical Consultants) and independent contractors other than those listed in Schedule 5.1.12.

5.1.12.2 The Vendor has not received a claim from any Governmental Entity to the effect that the Vendor has improperly classified any Person as an independent contractor Nor, to the Knowledge of the Vendor, has any such claim been threatened. The Vendor has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Vendor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transactions contemplated hereby or otherwise. The Vendor has delivered to the Purchaser true, correct and complete copies of all Contracts with each employee of the Business, each consultant (including Medical Consultants) and each independent contractor.

5.1.12.3 The Vendor maintains good commercial relations with each of its Medical Consultants and no event has occurred that could materially and adversely affect the Vendor's association with any such Medical Consultant. To the Knowledge of the Vendor, no Medical Consultant has canceled or terminated (other than as required pursuant to this Agreement), or made any threat to cancel or otherwise terminate any of such Medical Consultant's Contracts with the Vendor or to decrease such Medical Consultant's supply of services to the applicable clinic. The Vendor has not received any notice and do not have any Knowledge to the effect that any current Medical Consultant may terminate or materially alter its business relations with the Vendor, either as a result of the Transactions or otherwise.

5.1.12.4 The Transactions will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration, benefits, severance or

termination amounts to any officer, director, employee, consultant (including Medical Consultants) or independent contractor of the Vendor, save and except any severance costs payable to any Employee who does not accept the Offer Letter from the Purchaser; (ii) any cancellation of indebtedness owed to the Vendor by any employee, officer, director, consultant (including Medical Consultants) or independent contractor of the Vendor; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any officer, director, employee, consultant (including Medical Consultant) or independent contractor of the Vendor; or (iv) any change of control benefits.

5.1.13 **Labour Matters.**

5.1.13.1 There are no labour Contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labour organization covering employees or contractors of the Vendor as it relates to the Business and none of such employees or contractors are represented by any union or labour organization.

5.1.13.2 The Vendor is in material compliance with all labour Laws. The Vendor is not and has not been engaged in any unfair labour practice, and no unfair labour practice complaint against the Vendor has been filed before any Governmental Entity. There is no organizing or certification activity pending, or to the Knowledge of the Vendor, being threatened against the Vendor in relation to the Business.

5.1.13.3 There is no strike, work slowdown, or work stoppage existing or, to the Knowledge of the Vendor, threatened against the Vendor in relation to the Business nor has there been any such strike, labour dispute, work slowdown or stoppage within the last year from the date hereof.

5.1.14 **Employee Plans.** There are no Employee Plans.

5.1.15 **Real Property.**

5.1.15.1 Other than the Lease, neither the Vendor, nor any of its respective Affiliates or subsidiaries are a party to or bound by any lease, sublease, license or other occupancy agreement for premises which are used in the Business, and neither the Vendor.

5.1.15.2 The Vendor has not subleased, assigned or otherwise granted to any Person the right to use or occupy any leased real property subject to a Lease or any portion thereof.

5.1.15.3 The Lease will be terminated on or before Closing.

5.1.15.4 To the Knowledge of the Vendor, there is no expropriation or condemnation or similar proceeding pending or threatened against the Real Property or any material part of the Real Property and the Vendor Parties have not received any written notice of any such expropriation, condemnation or similar proceeding.

5.1.15.5 The Vendor Parties have not received any notice of any breach or violation of any Laws relating to the use, occupation, operation or maintenance of the Real Property.

5.1.15.6 The Vendor is the applicable tenants under the Lease and have the exclusive

right to possess, use and occupy the Real Property in accordance with the Lease.

5.1.16 **Environmental Matters.**

5.1.16.1 The Purchased Assets and the Real Property subject to the Premises Lease are and for the past five (5) years have been operated and used by the Vendor in compliance in all material respects with Environmental Laws.

5.1.16.2 The Vendor Parties have not received any notice of investigations, actions, claims, orders or prosecutions, in each case under arising Environmental Laws, relating to the Purchased Assets or the Real Property.

5.1.16.3 None of the Vendor Parties has produced, used, released, stored or disposed of any Hazardous Substances on the property subject to the Leases or otherwise in operating or using any of the Purchased Assets, except in material compliance with Environmental Laws.

5.1.17 The Vendor Parties have provided the Purchaser with all material reports, assessments, audits and other documents relating to any environmental, health and safety matters that are in the control and possession of the Vendor Parties, including the presence or release of Hazardous Substances and compliance with Environmental Laws, that affect the Business or the Purchased Assets.

5.1.18 **Insurance.** The Vendor has all of their respective properties and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. The Vendor is not in default with respect to any of the provisions contained in any insurance policy.

5.1.19 **Intellectual Property.** Schedule 5.1.19 is a list of all Intellectual Property used in the Business, the offices (if any) in which the same is registered (being the only offices where such registration is necessary to preserve the rights thereto) and the applicable expiry dates of any registrations. The Intellectual Property listed therein and all other Intellectual Property (other than Software licensed by third parties to the Vendor which is readily available from a third party supplier on non-arms-length commercial terms) which is used in the Business (i) is owned by the Vendor and the Vendor has the exclusive right to use the same in each jurisdiction in which the Business is carried on, except as noted in Schedule 5.1.19; and (ii) is valid and the rights therein are enforceable. To the Knowledge of the Vendor, the conduct of the Business does not infringe, violate or otherwise conflict with the Intellectual Property rights or interests of any Person, and to the Knowledge of the Vendor no actions or proceedings have been instituted or are pending or threatened, alleging any such infringement, misappropriation, violation or conflict, except as noted in Schedule 5.1.19. To the Knowledge of the Vendor, no Person has infringed, misappropriated, violated or otherwise conflicted with the right or interest of the Vendor in the Intellectual Property which is used in the Business.

5.1.20 **Permits.** The Vendor has conducted the Business in compliance, in all material respects, with, and hold all Permits necessary for the lawful operation of the Business, pursuant to all applicable Laws, all of which Permits are listed in Schedule 5.1.20 and all of which are valid, subsisting and in good standing with no violation, and to the Knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Permit and no event has occurred that with or without notice or the lapse of time, or both, may result in revocation, cancellation,

suspension, rescission or any adverse modification of any of the Permits. The Vendor has provided the Purchaser a true and complete copy of each Permit and all amendments thereto.

5.1.21 **Compliance with Laws.** Subject to Schedule 5.1.21, the Vendor has conducted and is conducting the Business in compliance in all material respects with applicable Laws, and the Vendor has not received any notice of any alleged violation of any applicable Law that has not been remedied or rectified.

5.1.22 **Litigation and Other Proceedings.** Except as set out in Schedule 5.1.22, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry before any Governmental Entity; or any similar matter or proceeding (collectively "**proceedings**") against or involving any Vendor Parties in respect of the Business, the Purchased Assets or the Assumed Liabilities, involving any employee of the Vendor relating to the Business, in whole or in part, and to the Knowledge of the Vendor no event has occurred which might give rise to, or serve as a basis for, any proceedings and there is no judgment, decree, injunction, rule, award or order of any Governmental Entity outstanding against any Vendor Party in respect of the Purchased Assets, the Business or the Assumed Liabilities. To the Knowledge of the Vendor, no complaint, grievance, claim, work order or investigation has been filed, made or commenced, and no event has occurred or circumstances exist that may constitute or result in (with or without notice or the lapse of time) a complaint, grievance, claim, work order or investigation against any of the Vendor Parties in respect of or affecting the Business pursuant to the Ontario Human Rights Code, the *Occupational Health & Safety Act*, the *Workplace Safety and Insurance Act* (Ontario), the *Employment Standards Act*, the *Pay Equity Act*, the *Regulated Health Professions Act*, and the *Medicine Act*, in each case of the Province of Ontario, or any similar legislation of Canada, the Province of Ontario or of any other jurisdiction. The Vendor has provided the Purchaser with all details, correspondence and documentation in connection with each of the proceedings set out in Schedule 5.1.22.

5.1.23 **Books of Account.** The books and records of the Vendor relating to the Business fairly present and disclose, in all material respects, the financial position of the Business as at the relevant dates and all material financial transactions relating to the Business have been accurately recorded in such books and records.

5.1.24 **Suppliers.** Since December 31, 2016, there has been no termination or cancellation of, and no material modification or change in or notice received by the Vendor in respect thereof (nor, to the Knowledge of the Vendor, any indication of the foregoing), the Vendor's relationship with any supplier or group of suppliers which singly or in the aggregate provided more than 10% of the supplies of the Vendor in respect of the Business for the year beginning January 1, 2017.

5.1.25 **Sufficiency of Purchased Assets.** The Purchased Assets constitute all of the property and assets necessary to carry on the Business after the Closing in substantially the same manner as carried on or before the Closing. No other Person is entitled to use any of the Purchased Assets. All tangible assets included in the Purchased Assets, other than inventory and equipment in transit, are located on the Real Property.

5.1.26 **Vendor Parties Resident of Canada.** The Vendor is not a non-resident of Canada for purposes of the Tax Act.

5.1.27 **Non-Arm's Length Transactions.** With respect to the Business, other than as disclosed in Schedule 5.1.27: (a) the Vendor has not made any payment or loan to, or borrowed any moneys from or become otherwise indebted (other than accrued salary/wages and employment

compensation) to, any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or any Affiliate of the Vendor (a "**Vendor Party Non-Arm's Length Person**"); and (b) except for Contracts of employment, the Vendor is not a party to any Contract with any officer, director, employee, shareholder or any other Person not dealing at Arm's Length with the Vendor or any Affiliate of the Vendor. Other than as disclosed in Schedule 5.1.27, no officer, director or shareholder of a Vendor and no entity which is an Affiliate of the Vendor: (x) owns, directly or indirectly, any interest in (except for shares representing less than five per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Business; (y) owns, directly or indirectly, in whole or in part, any property that used in the operations of the Business (save and except for the Excluded Assets); or (z) has any cause of action or other claim whatsoever against, or owes any amount to the Vendor in connection with the Business except for any liabilities reflected in the Financial Statements and claims in the Ordinary Course such as for accrued wages/salary, vacation pay and accrued benefits under Employee Plans.

5.1.28 **GST/HST Registration.** The Vendor is registered for purposes of the GST/HST Legislation and their GST/HST registration numbers are set forth in Schedule 5.1.28.

5.1.29 **Competition Act.** The Vendor, together with its Affiliates, does not have assets in Canada, or gross revenues from sales in, from or into Canada, that exceed $87 million in aggregate value as determined in accordance with the *Competition Act* (Canada) and the regulations thereunder.

5.1.30 **Computer Systems, etc.** The Vendor possesses all IT Systems which are necessary for the operation of the Business and all such IT Systems function in a satisfactory manner so as to permit the normal operation of the Business without abnormal interruption. The Vendor has all licenses to use any non-owned Software which is used in the operation of the Business. Schedule 5.1.30 contains a true, correct and complete list of Software licence agreements.

5.1.31 **Tax, etc. Matters.** Subject to Schedule 5.1.31, the Vendor has paid all Taxes in respect of the Business and the Purchased Assets, as well as all professional fees incurred in connection with such Taxes, which are capable of forming or resulting in a lien (other than a Permitted Encumbrance) on the Purchased Assets or of becoming a liability or obligation of the Purchaser. There are no proceedings, investigations, audits or claims either in progress, pending or to the Knowledge of the Vendor threatened against the Vendor in connection with any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes which could result in a lien against the Purchased Assets or becoming a liability or obligation of the Purchaser. The Vendor has withheld or collected all Taxes and duly and timely remitted such Taxes so withheld or collected to the relevant Governmental Entity.

5.1.32 **Condition of Real Property Except as set out in Schedule 5.1.32,**

5.1.32.1 the Real Property is serviced with all necessary services, including, as applicable, storm and sanitary sewers, septic system, water, hydro, telephone, paved roadways, that all such services have been fully paid for and now and at Closing there shall be no local improvement levy, or charge outstanding or pending against the Real Property.

5.1.32.2 all intended means of ingress and egress to and from the Real Property shall comply with the regulations and requirements of all governmental authorities having jurisdiction.

5.1.32.3 that the existing use of the Real Property complies with all applicable by-laws, regulations and ordinances of the municipality and of any other municipal or governmental departments or agencies having jurisdiction.

5.1.32.4 to the Knowledge of the Vendor there are no, and the Vendor has not received any notice of any pending or threatened litigation as a result of any existing by-laws, regulations or statues relating to the use and occupation of the Real Property and that there are no material defects in the construction, state of repair or state of completion of the building(s) and improvements erected on the Real Property, and further that there will not as of the date of closing be any work or other orders outstanding against the Real Property.

5.1.32.5 there are no Hazardous Substances on or affecting the Real Property whether on or below the surface of the Real Property or located in structures or building(s) and there are no Hazardous Substances or conditions present on properties in the vicinity of the Property which would affect the uses to which the Real Property may be put or the market value thereof.

5.1.32.6 there are no underground storage tanks or containers located on the Real Property.

5.1.32.7 there are no, and neither Vendor or Indemnifier has knowledge or information of, any pending or contemplated governmental, administrative, or judicial actions, regulations, ordinances, statutes, restrictions, or applications therefor including without limitation applications for rezoning, which may cause the existing use of the Real Property or its condition to be not in compliance with environmental, zoning, building, fire, health, safety or other laws, by-laws, ordinances, statutes, or regulations regarding the proposed use or condition of the Real Property.

5.1.32.8 all accounts for work and services performed or materials placed or furnished upon or in respect of the Real Property will have been fully paid by Closing (except for statutory holdbacks) and no one will be entitled on closing to claim a lien under the Construction Lien Act (Ontario) for work or services performed or materials placed or furnished upon or in respect of the Real Property.

5.1.32.9 the equipment and systems servicing the building, including electrical, plumbing, roof membrane, septic system, water system, water wells, and HVAC system are in good working order subject to their age and reasonable wear and tear.

5.1.33 **WSIB.** The Vendor is not required to be registered with the Ontario Workplace Safety Insurance Board.

5.2 By the Purchaser

The Purchaser represents and warrants to the Vendor as follows and acknowledge that the Vendor are relying upon the following representations and warranties in connection with its sale of the Purchased Assets:

5.2.1 **Organization.** The Purchaser is a limited partnership formed and validly existing under the laws of the Province of Ontario. The General Partner is duly incorporated, organized and validly existing under the laws of the Province of Ontario. Both the Purchaser and the General Partner are in good standing in the province of Ontario. No proceedings have been taking or authorized by either the Purchaser or the General Partner or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of either of the Purchaser and the General Partner.

5.2.2 **Power of the Purchaser and Due Authorization.** The Purchaser has the power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement and each of the agreements, contracts and instruments required by this Agreement to be delivered by the Purchaser at the Closing has been duly authorized by the Purchaser. This Agreement has been, or will be, duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

5.2.3 **No Contravention.** None of the entering into of this Agreement or the performance by the Purchaser of any of their other obligations under this Agreement will contravene, breach or result in any default under any provision of the Purchaser's limited partnership agreement, constating documents or other organizational documents of such Purchaser or under any Charge, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which the Purchaser is a party or by which they may be bound.

5.2.4 **GST/HST Registration.** The Purchaser is a registrant for the purposes of the tax imposed under Part IX of the GST/HST Legislation and the Purchaser's number thereunder is 73111 5127 RT0001.

5.2.5 **Residency.** The Purchaser is a "Canadian partnership" as defined in the Tax Act.

5.3 No Finder's Fees

Each of the parties represents and warrants to the other that such party has not taken, and agrees that it will not take, any action that would cause the other party to become liable to any claim or demand for a brokerage commission, finder's fee or other similar payment.

5.4 Survival of Covenants, Representations and Warranties

5.4.1 The representations and warranties and, to the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall continue for the applicable limitation period notwithstanding such Closing nor any investigation made by or on behalf of the party entitled to the benefit thereof; provided, however, that (without limiting the foregoing):

5.4.1.1 the representations and warranties set out in Article 5 (other than those set out in sections 5.1.1 through 5.1.4, 5.1.26, 5.1.28, 5.1.31, 5.2.1 through 5.2.5 and 5.3) shall terminate twenty-four (24) months following the Closing Date;

5.4.1.2 the covenants set out in sections 3.2, 3.3 and 8.1 Article 6 and Article 8 shall terminate twenty-four (24) months following the Closing Date (or such longer or shorter period as is specified in any such provision);

5.4.1.3 the representations and warranties in sections 5.1.26, 5.1.28, 5.1.31, 5.2.4 and 5.2.5 shall survive for 60 days following the expiration of the period (the "**Tax**

Reassessment Period") during which any Tax assessment may be issued by a Governmental Entity in respect of any taxation year in which such representation and warranties extend. The Tax Assessments Period will be determined having regard to any consent, waiver, agreement or other document that extends the period during which a Governmental Entity may issue a Tax assessment. A Tax assessment includes any assessment, reassessment other form of recognized document assessing liability for Taxes under applicable Laws; and

5.4.1.4 the representations and warranties in sections 5.1.1 through 5.1.4, 5.2.1 through 5.2.3 and 5.3 shall survive indefinitely.

5.4.2 Notwithstanding the foregoing, if a written Notice of Claim has been given by the Indemnified Party to the Indemnifying Party in accordance with section 8.3 prior to the termination of the applicable survival period set out above, the representation and warranty for which such Notice of Claim is applicable shall survive until the final settlement or determination of such Claim in accordance with Article 8.

ARTICLE 6
COVENANTS AND AGREEMENTS

6.1 Employees

6.1.1 The Vendor will employ all of their employees until the Closing Date on substantially the same terms and conditions as are in effect on the Closing Date, other than any employee who resigns or whose employment is terminated in the Ordinary Course.

6.1.2 The Purchaser will offer to employ the employees set out in Schedule 5.1.12 (the "**Employees**") on terms and conditions which are substantially the same in the aggregate to the terms and conditions which are in effect for each Employee immediately prior to the Closing. Each offer of employment ("**Offer Letter**") will be delivered by the Purchaser to each Employee no less than three (3) days prior to the Closing Date, effective as of the Closing Date, and conditional upon the Closing. The form of Offer Letter shall be provided to the Vendor for its review prior to delivery to the Employee. Each Offer Letter shall provide that they must be accepted on a date that is on or before the Closing Date. Except as provided in section 6.1.3, each Offer Letter will expressly provide that the Purchaser recognizes all employment service in the Business of each Employee for purposes of required notice of termination and severance pay. Nothing in this section 6.16.1.2 will preclude the Purchaser from offering to employ, conditional upon the Closing, any employee who is not set out in Schedule 5.1.12 at any time following the date hereof, provided such Employee is primarily employed in the Business at the time of such offer.

6.1.3 Notwithstanding section 6.1.2 above, each Offer Letter delivered to an Employee who does not report to work on such Employee's scheduled day of work on or after the Closing Date or who is on a statutory or employer approved leave of absence (including all approved paid and unpaid leaves of absence and short-term and long-term disability leave) on the Closing Date, if any (each an "**Inactive Employee**") will be conditional on such Inactive Employee returning to work within, the earlier of, (i) three (3) months following the Closing Date or (ii) the expiry of their statutory or employer approved leave of absence, subject to the applicable Purchaser providing any accommodations required by applicable Laws, and the date on which such Inactive Employee returns to work will be the effective date of employment with the Purchaser (the "**Commencement Date**") rather than the Closing Date. For greater certainty, an Offer Letter for any Inactive Employee will be delivered at the same time that Offer Letters are extended to other Employees.

6.1.4 The Vendor Parties and their Affiliates shall not discourage any Employees from accepting the Purchaser's Offer Letters.

6.1.5 The Vendor Parties will provide the Purchaser with such information in respect of Transferred Employees and consultants (including Medical Consultants) and independent contractors of the Vendor in the Business as the Purchaser reasonably require and that is in the possession and control of the Vendor.

6.2 Employee Liability

6.2.1 Without limiting the Vendor's obligations in respect of Persons employed in the Business prior to the Closing Date, but excluding any liabilities that are Assumed Liabilities, the Vendor shall be responsible for:

(a) all liabilities for salary, wages, bonuses, commissions, accrued but unused vacation, vacation pay and other compensation relating to employment of all Persons in the Business prior to the Closing Date, and all liabilities connected to any Excluded Asset;

(b) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Vendor of the employment of any employee who do not accept the Purchaser's offer of employment referred to in section 6.1 and such offer is in accordance with the provisions of this Agreement;

(c) all liabilities for claims for injury, disability, death or workers' compensation arising from or related to employment in the Business prior to the Closing Date; and

(d) all employment-related claims, penalties and assessments in respect of the Business arising out of matters which occurred prior to the Closing Date.

6.2.2 Without limiting the Purchaser's obligations in respect of the employees who accept the Purchaser's offer of employment and commence employment with the Purchaser but excluding any Excluded Liabilities, on and after the Closing Date, the Purchaser shall be responsible for:

(a) all liabilities for salary, wages, bonuses, commissions, vacation pay, and other compensation relating to employment of all Transferred Employees and Medical Consultants on and after the Closing Date;

(b) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Purchaser of all Transferred Employees and Medical Consultants, including any accrued entitlement for any period prior to the Closing Date if terminated after the Closing Date;

(c) all liabilities for claims for injury, disability, death or workers' compensation arising from or related to employment (including Medical Consultants) in the Business incurred on or after the Closing Date; and

(d) all employment-related (including Medical Consultants) claims, penalties and assessments, other than severance, in respect of the Business arising out of matters which occur on or after the Closing Date.

6.2.3 For purposes of section 6.2.1(c) and section 6.2.2(c), the date on which a benefit claim is incurred will be:

(a) in the case of a death claim, the date of death;

(b) in the case of a short term disability claim, long term disability claim or a life insurance premium waiver claim, the date of the first incidence of disability, illness, injury or disease that first qualifies an individual for benefits or to commence a qualifying period for benefits;

(c) in the case of extended health care benefits, including, without limitation, dental and medical treatments, the date of treatment or the date of purchase of eligible medical or dental supplies; and

(d) in the case of a claim for drug or vision benefits, the date the prescription was filled.

6.3 Public Announcements

None of the Vendor Parties and the Purchaser shall issue any press release, announcement or other communication concerning the Transactions or the identity of the parties hereto or their respective Affiliates and assigns without the prior consent of the Vendor and the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or communication may be required by any Law.

6.4 Confidentiality

From and after the Closing, the Vendor Parties shall each, and shall cause their respective officers, directors and agents, as applicable, to hold and shall use their respective best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Vendor Parties can show that such information (a) is generally available and known by the public through no fault of any Vendor Party or any of their Affiliates or Representatives; or (b) is lawfully acquired by a Vendor Party or any of its Affiliates or Representatives from and after Closing from sources which are not prohibited from disclosing such information. If a Vendor Party or any of its Affiliates or Representatives are compelled to disclose any information by operation of Law, the Person that is compelled (or who's Affiliates or Representatives are so compelled) shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Vendor Party shall use reasonable best efforts, at the cost of the Purchaser, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.

To the extent that the parties hereto have entered into any additional agreements that specify confidentiality obligations, the confidentiality obligations under this Agreement shall be in addition to any other confidentiality obligations and shall not limit or derogate from any existing confidentiality obligations nor shall such existing confidentiality obligations limit the confidentiality obligations specified in this Agreement.

6.5 Further Assurance

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may

reasonably require from time to time for the purpose of giving effect to this Agreement, shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement and shall negotiate in good faith to settle any and all outstanding agreements to give effect to the Transactions contemplated in this Agreement.

6.6 Books and Records

6.6.1 The Purchaser shall preserve and keep the records held by them relating to the Business for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to the Vendor, at the Vendor's own cost and expense, as may be reasonably required by the Vendor in connection with (i) any insurance claims by, (ii) litigation or Tax audits against or (iii) investigation by any Governmental Entity of the Vendor or any of their Affiliates with respect to their ownership of the Purchased Assets, the Business or the Transactions.

6.6.2 To the extent not delivered to the Purchaser, the Vendor shall preserve and keep the records held by them relating to the Purchased Assets and the Business for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) relating to periods prior to the Closing in a manner consistent with the prior practice of the Vendor, and shall make such records and personnel available to the Purchaser, at the Purchaser's own cost and expense, as may be reasonably required by the Purchaser in connection with (i) any insurance claims by, (ii) litigation or Tax audits against or (iii) investigation by any Governmental Entity of the Purchaser or any of their Affiliates.

6.6.3 Neither the Vendor nor the Purchaser shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this section 6.6 where such access would violate any Law.

6.7 Regulatory Approvals

The Vendor and the Purchaser shall, at the sole cost and expense of the other of such parties, cooperate with and render all necessary assistance required by such other party hereto in connection with any application, notification or filing of the other party hereto in connection with the Transactions including obtaining all approvals of any Governmental Entities and all licences, Permits, filings, authorizations or approvals necessary for the conduct of the Business of the Vendor from and after the Closing. Each party shall provide the others with any information, data or documents that a party hereto reasonably requires for the purposes of preparing any filings, submissions, undertakings, or otherwise in connection with obtaining approvals of any Governmental Entities.

6.8 Non-Competition and Non-Solicitation

6.8.1 **Non-Competition.**

6.8.1.1 The Vendor Parties hereby acknowledge that (A) the Purchaser will conduct the Business in the Territory and has current plans to expand the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the Business and goodwill of the Vendor, it is essential that any non-competition covenant with respect thereto cover all of the Restricted Business and the entire Territory.

6.8.1.2 None of the Vendor or its Affiliates shall, during the Non-compete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in

conjunction with any Person, except for or on behalf of the Purchaser or the Purchaser's Affiliates, (A) engage in the Restricted Business within the Territory, (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, employment, independent contracting or other nature) or lend money to any Person that engages in the Restricted Business within the Territory, or (C) perform, teach or instruct any Person to perform services of a type the Restricted Business provides, arranges or facilitates.

6.8.2 **Non-Solicitation.**

6.8.2.1 None of the Vendor or its Affiliates shall, during the Non-compete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit, attempt to recruit or solicit, or hire, on any of their behalves or on behalf of any other Person, any employee of the Purchaser or their direct Affiliates, including any Transferred Employee, (y) encourage any Person (other than the Purchaser or one of their Affiliates) to recruit, solicit or hire any employee of the Purchaser or their direct Affiliates, including any Transferred Employee, or (z) otherwise encourage any employee of the Purchaser or their direct Affiliates, including any Transferred Employee, to discontinue his or her employment with the Purchaser or any of its direct Affiliates, (ii) solicit any patient of the Purchaser or their direct Affiliates, including any patient who is or has been a patient of the Vendor on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Vendor or the Purchaser (or any of their direct Affiliates) or (iii) persuade or attempt to persuade any supplier of the Purchaser (or any of their direct Affiliates) to terminate or modify such supplier's relationship with the Purchaser (or any of their direct Affiliates).

6.8.3 **Severability.**

6.8.3.1 In the event a judicial or arbitral determination is made that any provision of this section 6.8 constitutes an unreasonable or otherwise unenforceable restriction against any Vendor Party, the provisions of this section 6.8 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Vendor Party. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this section 6.8 and to apply the provisions of this section 6.8 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this section 6.8 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by an applicable Vendor Party.

6.8.4 **Injunctive Relief.**

Any remedy at law for any breach of the provisions contained in this section 6.8 shall be inadequate and the Purchaser shall be entitled to apply for injunctive relief in addition to any other remedy the Purchaser might have hereunder.

6.9 Change of Name

The Vendor shall take or cause to be taken all such action as may be necessary to change the name of the Vendor to some other name which does not include the word "GreeneStone Muskoka," "GreeneStone" or any similar word within sixty (60) days following the Closing Date. As promptly as practicable following the Closing, the Vendor shall file in all jurisdictions in which they are qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Purchaser, at or as soon as practicable following the Closing, to use the current business name of the Vendor, the Vendor shall, at or prior to the Closing, execute and deliver to the Purchaser all consents related to such change of name as may be reasonably requested by the Purchaser..

6.10 *[Intentionally Deleted]*

[Intentionally deleted.]

6.11 Dissolution of the Vendor

The Vendor Parties shall take all action to cause the Vendor to remain in existence until at least five (5) years following the Closing Date. Effective upon the time of any dissolution of any Vendor, the Vendor Parties hereby jointly and severally assume and agree to assume all of the obligations, liabilities and agreements of such Vendor in this Agreement and any documents, agreements, certificates or instruments delivered in connection with the Transactions; provided that no such assignment shall relieve such Vendor from any of its obligations, liabilities or agreements under this Agreement or any documents, agreements, certificates or instruments delivered in connection with the Transactions.

6.12 Taxes Payable

The Vendor acknowledges that the Vendor will have outstanding liabilities for Taxes at Closing and that the amount of such liabilities may not be known at Closing. The Vendor agrees that they shall duly pay such Taxes to the relevant Governmental Entity on or before the date on which such Taxes are required to be paid.

6.13 Transfer of Purchased Assets

Each Vendor Party shall take all actions and steps necessary to ensure that any Purchased Assets held by any Vendor Party, its Affiliates, shareholders or any other Person will be duly transferred to the Purchaser at Closing.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING AND CLOSING DELIVERABLES

7.1 Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment (or waiver by the Purchaser) at or prior to the Closing of each of the following conditions:

7.1.1 Release of Charges. The Vendor shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that all Charges applicable to the Purchased Assets (other than Permitted Encumbrances) have been released, or will be released pursuant to a Payoff Letter.

7.1.2 Consents, Waivers and Estoppels. The Vendor shall have delivered to the Purchaser evidence satisfactory to the Purchaser, acting reasonably, that all the notices and consents (material to the Business as determined by the Purchaser), landlord waivers and estoppel certificates, required in connection with the sale of Purchased Assets to the Purchaser as set out in Schedule 5.1.6 have been obtained.

7.1.3 Transferred Employees. The number of Transferred Employees, as determined by the Purchaser acting reasonably, necessary for the operation of the Business as currently conducted shall have accepted the Offer Letter provided to them.

7.1.4 Agreement with Dr. Anita Teslak. Dr. Anita Teslak will have executed and delivered an employment or independent contractor agreement with the Purchaser on terms and conditions satisfactory to the Purchaser.

7.1.5 Medical Consultants. No Medical Consultant shall have advised or provided notice to the Vendor Parties or the Purchaser that they intend to cease providing services following Closing, where the failure to provide such services would have a material impact on the Business.

7.1.6 No Governmental Order. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by or before any Governmental Entity prohibiting or preventing the consummation of the Transactions to be effected at the Closing shall be in effect and no litigation shall have been instituted or threatened or made against the Vendor Parties seeking to restrain or prohibit the consummation of the Transactions. This section 7.1.6 shall not apply with respect to any Order or litigation by or before any Governmental Entity or any Law in any jurisdiction in which none of the Purchaser or the Vendor Parties have material business operations.

7.1.7 Active Patients. The Vendor shall provide details with respect to the patients actively registered and receiving treatment with the Vendor at the time of Closing.

7.1.8 Premises Lease. The Premises Lease shall have been executed by all parties thereto and the Purchaser shall have received written Confirmation of termination of the lease between the Vendor and CCHC in respect of the Real Property.

7.1.9 Transaction Documents. The Vendor shall have delivered, or caused to be delivered, to the Purchaser the documents listed in section 7.2.

7.2 Vendor Closing Deliverables

At the Closing, the applicable Vendor Parties shall deliver to the Purchaser:

7.2.1 a certificate of an officer of each Vendor Party certifying: (i) the authorizing resolutions of such Vendor approving the execution and delivery of this Agreement and the performance of its obligations hereunder; (ii) the articles, by-laws and any unanimous shareholders agreement of such Vendor; and (iii) a list of officers and directors of the Vendor authorized to sign this Agreement and the Transaction Documents together with their specimen signatures;

7.2.2 a certificate of status, good standing or like certificate as of the Closing Date or as close to the Closing Date as reasonably practicable with respect to each Vendor Party, as applicable from appropriate government officials of the Vendor Parties' jurisdiction of incorporation;

7.2.3 evidence in form satisfactory to the Purchaser, acting reasonably, that the notices, consents, landlord waivers and estoppel certificates required in connection with the sale of Purchased Assets to the Purchaser as set out in Schedule 5.1.6 have been obtained;

7.2.4 evidence satisfactory to the Purchaser (including any Payoff Letters), acting reasonably, as to the release and valid discharge of all Charges applicable to the Purchased Assets in accordance with section 7.1.1 and section 7.5, as applicable (other than Permitted Encumbrances);

7.2.5 all records, lists of suppliers and customers and other documents, files and data relating to the Business, as permitted by applicable Law, all of which shall become the property of the Purchaser;

7.2.6 customary deeds, assignments, bills of sale and other conveyancing documents sufficient to transfer the various categories of Purchased Assets and Assumed Liabilities;

7.2.7 Tax elections pursuant to section 3.6;

7.2.8 the Supply Services Agreement, duly executed;

7.2.9 the Escrow Agreement, duly executed;

7.2.10 a restrictive covenants agreement pursuant to Section 6.8;

7.2.11 compliance with the Bulk Sales Act (Ontario);

7.2.12 the Premises Lease; and

7.2.13 such other Transaction Documents relevant to the Time of Closing or as the Purchaser, acting reasonably, may request.

7.3 Conditions Precedent to the Obligations of the Vendor

7.3.1 No Governmental Order. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by or before any Governmental Entity prohibiting or preventing the consummation of the Transactions to be effected at the Closing shall be in effect and no litigation shall have been instituted or threatened or made against the Purchaser seeking to restrain or prohibit the consummation of the Transactions. This section 7.3.1 shall not apply with respect to any Order or litigation by or before any Governmental Entity or any Law in any jurisdiction in which the Purchaser, the Vendor Parties have material business operations.

7.3.2 Transaction Documents. The Purchaser shall have delivered, or caused to be delivered, to the Vendor the documents listed in section 7.4.

7.4 Purchaser Closing Deliveries

At the Time of Closing, the Purchaser shall deliver to the Vendor:

7.4.1 a certificate of an officer of the Purchaser and the General Partner certifying: (i) the authorizing resolutions of the Purchaser and the General Partner on behalf of the Purchaser approving the execution and delivery of this Agreement and the performance of the obligations of the Purchaser hereunder; (ii) the articles and by-laws of the General Partner and the limited partnership agreement of the Purchaser; and (iii) a list of officers and directors of the General

Partner authorized to sign this Agreement and the Transaction Documents together with their specimen signatures;

7.4.2 a certificate of partnership existence or like certificate as of the Closing Date or as close to the Closing Date as reasonably practicable with respect to the Purchaser from appropriate government officials of the Purchaser's jurisdiction of formation;

7.4.3 a certificate of status, good standing or like certificate as of the Closing Date or as close to the Closing Date as reasonably practicable with respect to each of the General Partner from appropriate government officials of the General Partner's jurisdiction of incorporation;

7.4.4 the Cash Consideration by wire transfer in immediately available funds to an account or accounts designated by the Vendor in a written notice to the Purchaser;

7.4.5 the Indemnification Escrow Amount by wire transfer in immediately available funds to the Escrow Agent to be held pursuant to the Escrow Agreement;

7.4.6 a counterpart of employment agreements for each of the Transferred Employees and the Medical Consultants executed by the Purchaser;

7.4.7 customary deeds, assignments, bills of sale and other conveyancing documents sufficient to transfer the various categories of Purchased Assets and Assumed Liabilities;

7.4.8 Tax elections pursuant to section 3.6;

7.4.9 the Supply Services Agreement, duly executed;

7.4.10 the Premises Lease; and

7.4.11 such other Transaction Documents relevant to the Closing or as the Vendor, acting reasonably, may request.

7.5 Discharge of Charges

In satisfaction of the condition in section 7.2.4, the Vendor may discharge any Charges on the Purchased Assets by (i) providing copies of Payoff Letters to the Purchaser, such Payoff Letters directing the Vendor through Vendor's Counsel to pay amounts to its creditors for the discharge of all security interests or other Charges in favour of such creditor relating to Purchased Assets and (ii) the payment of the amounts so indicated in the Payoff Letters to the creditors of the Vendor. If such Charges are held by institutional lenders, the Purchaser shall accept the Vendor's Counsel undertaking to discharge such Charges within a reasonable period of time after Closing, in form reasonably satisfactory to the Purchaser, provided that any such undertaking be accompanied with evidence of payment of all amounts owing to such institutional lenders in exchange for such institutional lender's consent to discharge the applicable Charge(s) in its favour.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification by the Vendor Parties

Subject to the other terms and conditions of this Article 8, the Vendor and the Indemnifier (the "**Vendor Indemnitors**"), on a joint and several basis, shall each indemnify and save the Purchaser

Indemnified Parties harmless, on an after-Tax basis, for and from:

8.1.1 all losses, costs and damages suffered by the Purchaser Indemnified Parties as a result of any inaccuracy in or breach of any representation or warranty on the part of the Vendor Parties contained in this Agreement or any certificate or instrument delivered to the Purchaser hereunder;

8.1.2 all losses, costs and damages suffered by the Purchaser Indemnified Parties as a result of a breach of any covenant on the part of the Vendor Parties hereunder;

8.1.3 all losses, costs and damages suffered by the Purchaser Indemnified Parties as a result of the failure of the Vendor Parties to perform any of their respective obligations relating to or in respect of the Business not assumed by the Purchaser pursuant to this Agreement, or arising under Assumed Contracts but relating to or arising out of action or inaction of any Vendor Party and relating to events which occurred prior to the Closing Date unless any such obligations have been expressly assumed by the Purchaser as Assumed Liabilities;

8.1.4 all losses, costs and damages suffered by the Purchaser Indemnified Parties arising from any Excluded Liabilities or Excluded Assets;

8.1.5 all losses, costs and damages suffered by the Purchaser Indemnified Parties arising from any claim by or on behalf of any Employee who does not accept the Purchaser's offer of employment; or arising as a result of the Vendor's non-compliance with WSIB legislation and

8.1.6 all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

Notwithstanding anything to the contrary in this Agreement the Purchaser acknowledges and agrees that Shawn Leon's obligation to indemnify the Purchaser pursuant to this Agreement shall terminate and be of no further force and effect on the date that is 24 months following the Closing Date.

8.2 Indemnification by the Purchaser

Subject to the other terms and conditions of this Article 8, the Purchaser shall indemnify and save the Vendor Indemnified Parties (and each of them) harmless, on an after-Tax basis, for and from:

8.2.1 all losses, costs and damages suffered by the Vendor Indemnified Parties as a result of any inaccuracy in or breach of representation or warranty on the part of the Purchaser contained in this Agreement or any certificate or instrument delivered to the Vendor hereunder;

8.2.2 all losses, costs and damages suffered by the Vendor Indemnified Parties as a result of a breach of any covenant on the part of the Purchaser hereunder;

8.2.3 all losses, costs and damages suffered by the Vendor Indemnified Parties as a result of the Purchaser's failure to pay, discharge or perform any of the Assumed Liabilities; and

8.2.4 all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

8.3 Notice of Claim

If the Purchaser or the Vendor, on behalf of the Vendor Parties, wishes to make a claim for indemnification (a "**Claim**") pursuant to this Article 8 (such party herein called the "**Indemnified Party**") against the Vendor Indemnitors or the Purchaser, as the case may be (herein called the "**Indemnifying Party**"), the Indemnified Party shall promptly give notice to the Indemnifying Party of the Claim (a

"**Notice of Claim**"). Such notice shall specify whether the Claim originates with the Indemnified Party (an "**Original Claim**") or with a Person other than the Indemnified Party (a "**Third Party Claim**"), and shall also specify with reasonable particularity (to the extent that the information is available):

8.3.1 the factual basis for the Claim; and

8.3.2 the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.

The failure by any Indemnified Party so to notify the Indemnifying Party shall: (A) in respect of any Original Claim, not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to such Original Claim made pursuant to this section 8.3 it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under section 8.5; and (B) in respect of any Third Party Claim, relieve the Indemnifying Party from liability hereunder with respect to such Third Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim.

8.4 Procedure for Indemnification

8.4.1 **Original Claims.** Following receipt of notice of an Original Claim from an Indemnified Party, the Indemnifying Party shall have thirty (30) days to make such investigation of the Original Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party and its authorized representatives the information relied upon by the Indemnified Party to substantiate the Original Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Original Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Original Claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the Indemnifying Party and the Indemnified Party agree that the Indemnified Party shall be entitled to bring an action in a court of law to recover the full amount of the Original Claim and any costs incidental to the action.

In the event the Indemnifying Party does not notify the Indemnified Party within sixty (60) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article 8 or the amount thereof, the Original Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article 8, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Original Claim (or any portion of the Original Claim) is estimated, on such later date when the amount of such Original Claim (or such portion of such Original Claim) becomes finally determined.

8.4.2 **Third Party Claims.**

8.4.2.1 With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, upon written notice delivered to the Indemnified Party within twenty (20) days of receipt of the Notice of Claim from the Indemnified Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such

participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party.

8.4.2.2 If the Indemnifying Party declines to assume control or after having elected to assume control as contemplated in section 8.4.2.1 thereafter fails to defend any such Third Party Claim within the twenty (20) day period after receipt of the Notice of Claim from the Indemnified Party, the Indemnified Party shall be entitled to assume such control and any indemnifiable amounts payable to the Indemnified Party shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

8.4.2.3 No Indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such Third Party Claim pursuant to section 8.4.2.2 or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and, to the extent included in any Third Party Claim or reasonably required by the Indemnified Party, its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third Party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and, to the extent included in any Third Party Claim or reasonably required by the Indemnified Party, its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

8.5 Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this Article shall also be subject to the following:

8.5.1 Any Claim arising as a result of a breach of a representation or warranty contained in Article 5 shall be made not later than the date on which, pursuant to section 5.4, such representation or warranty terminated.

8.5.2 The Vendor Indemnitors shall not be liable to the Purchaser Indemnified Parties for indemnification under section 8.1, until the aggregate amount of all losses, cost and damages in respect of indemnification under section 8.1 exceeds $25,000 (the "**Threshold**"), in which event the Vendor Indemnitors shall be required to pay or be liable for all such losses, cost and damages

from the first dollar; provided the Threshold shall not apply to (i) any claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in sections 5.1.1 through 5.1.6, 5.1.26 through 5.1.28, 5.1.31, 5.3 or 9.1 or (ii) to any claim for indemnification arising from fraud or intentional misrepresentation; or (iii) any claim for indemnification relating to sections 8.1.3 to 8.1.5.

8.5.3 The Purchaser Indemnified Parties shall not be indemnified pursuant to section 8.1 with respect to any losses, costs and damages if the aggregate of all losses, costs and damages for which the Purchaser Indemnified Parties have received indemnification pursuant to section 8.1 has exceeded the Indemnity Cap; provided that the Indemnity Cap shall not apply to (i) any claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in sections 5.2.1 through 5.2.5, 5.3 or 9.1 or (ii) to any claim for indemnification arising from fraud or intentional misrepresentation; or (iii) any claim for indemnification relating to section 8.2.3

8.5.4 For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

8.6 Indemnification Claims

Except for actions that are not subject to the Indemnity Cap under section 8.5.3, from and after the Closing, the parties agree that Article 8 sets out the sole and exclusive manner by which the Purchaser Indemnified Parties may seek monetary compensation from the Vendor Indemnitors, or by which the Vendor Indemnified Parties may seek monetary compensation from the Purchaser, for any matter in respect of which the Purchaser Indemnified Parties or the Vendor Indemnified Parties may make a Claim under sections 8.1 and 8.2, respectively.

8.7 Set-Off

Notwithstanding anything in this Agreement to the contrary, if pursuant to this Agreement an Indemnified Party has a bona fide claim against the Indemnifying Party under this Article 8, then the sum of such claim (whether finally determined) may, at the election of an Indemnified Party, and without limiting or waiving any right or remedy of the Indemnified Party under this Agreement or otherwise be set-off against and applied to any sum of money owed by an Indemnified Party to any Indemnifying Party under this Agreement or owed to CCHC in respect of the Premises Lease; provided that in the case where the sum of such claim has not been finally determined, the Indemnified Party shall have a duty to account.

8.8 Liability

If an Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim under this Agreement, the Indemnifying Party's obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party net of any reasonable expenses incurred by the Indemnified Party for the receipt of such amounts and the net present value of the future increase of any insurance premiums payable.

Any amount of claim required to be paid to an Indemnified Party by the Indemnifying Party shall be reduced by the amount of any net Tax benefit actually received by the Indemnified Party in the current taxable period or year (including through a carryback to a prior taxable period). In the event that there should be a determination disallowing such Tax benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this section 8.8.

ARTICLE 9
GENERAL MATTERS

9.1 Expenses

Each of the Vendor Parties, on one hand and the Purchaser on the other hand shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transactions contemplated hereby except that the costs in connection with the obtaining of the consents, approvals, waivers and estoppels referred to in section 7.1.2 shall be borne by the Vendor.

9.2 Third Party Beneficiaries

Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and, only with respect to Article 8, the Purchaser Indemnified Parties and the Vendor Indemnified Parties, and the respective successors or permitted assigns of each of the foregoing, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

9.3 Assignment

Except as provided in this section, no party may assign its rights or benefits under this Agreement. A Purchaser may, at any time prior to the Time of Closing;

9.3.1 assign any or all of its rights and benefits under this Agreement to any Person if:

9.3.2 the Vendor's prior written consent has been obtained; and

9.3.3 the assignee delivers to the Vendor an instrument in writing executed by the assignee confirming that it is bound by and shall perform the applicable obligations of such Purchaser under this Agreement as if it were an original signatory; and

9.3.4 assign its rights and interests under this Agreement as collateral to any financial or lending institution providing financing to the Purchaser in connection with the Transactions;

provided that no assignment contemplated above shall relieve such Purchaser of its obligations under this Agreement.

After the Closing, a Purchaser may assign its rights and benefits under this Agreement to any Person who purchases all or substantially all of the Business.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof.

9.4 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by both: (1) electronic mail, and (2) prepaid mail or hand-delivery, in each case as hereinafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by electronic mail, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having

apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by electronic mail and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a) if to either of the Vendor Parties or Shawn Leon:

Greenestone Clinic Muskoka Inc.
c/o GreenStone Health Care Corporation
5734 Yonge Street, Suite 300
Toronto, Ontario M2M 4E7

Attention: Shawn Leon, President
E-mail: shawnleon@rogers.com

with a copy to the Vendor's counsel (which copy shall not constitute notice) at:

Dickinson Wright LLP
199 Bay Street, Suite 2200,
Toronto, Ontario M5L 1G4

Attention: Mark Shapiro
E-mail: mshapiro@dicksinson-wright.com

and
Attention: Christopher G. Graham
E-mail: CGraham@dickinson-wright.com

(b) if to the Purchaser:

Canadian Addiction Residential Treatment LP
13291 Yonge Street, Suite 403
Richmond Hill, Ontario L4E 4L6

Attention: Matthew Grifa, CFO
E-mail: mgrifa@canatc.ca
with a copy to the Purchaser's Counsel (which copy shall not constitute notice) at:

Simpson Wigle LAW LLP
1 Hunter Street East, Suite 200
P.O. Box 990
Hamilton, ON L8N 3W1

Attention: James C. Brown
E-mail: brownj@simpsonwigle.com

Notwithstanding the foregoing, any notice or other communication required or permitted to be given by either party pursuant to or in connection with any arbitration procedures contained herein or in any Schedule hereto may only be delivered by hand.

The failure to send or deliver a copy of a notice to the Purchaser's counsel or the Vendor's counsel, as the case may be, shall not invalidate any notice given under this section.

9.5 Time of Essence

Time is of the essence of this Agreement.

9.6 Counterparts

This Agreement may be signed in counterparts (including by electronic mail, facsimile or other electronic means) and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

CANADIAN ADDICTION RESIDENTIAL TREATMENT LP, by its general partner, **CANADIAN ADDICTION TREATMENT GP LIMITED**

by: ______________________________

Name: MATTHEW GRIFFIN

Title: CFO

[Signature Page to Asset Purchase Agreement]

GREENESTONE CLINIC MUSKOKA INC.

by: ______________________________
Name:
Title:

by: ______________________________
Name:
Title:

GREENESTONE HEALTHCARE CORPORATION

by: ______________________________
Name:
Title:

by: ______________________________
Name:
Title:

____
SHAWN LEON

SCHEDULES

Schedules redacted due to confidentiality obligations.